Exhibit 13 to 13D
   Amendment No. 1
   SWVA Bancshares, Inc.

   SWVA
   Bancshares, Inc.



                                 September 19, 1997



   Mr. Richard J. Nelson
   LaSalle Capital Management, Inc.
   Suite 500
   350 E Michigan Avenue
   Kalamazoo, MI  49007


                                 VIA FACSIMILE


   Dear Mr. Nelson:

   After we sent our letter to you dated September 18, 1997, a letter from Cede & Co. dated September 17, 1997 arrived at our office. As a result, we will expect Mr. Chapple or your lawyers to visit us on September 25, 1997.

                                 Very truly yours,


                                 /s/ B.L. Rakes
                                 B.L. Rakes
                                 President


   mgs